UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 28, 2005

Genaissance Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30981	06-1338846
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Science Park New Haven, Connecticut		06511
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (203) 773-1450

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 28, 2005, Genaissance Pharmaceuticals, Inc. (“Genaissance”), Clinical Data, Inc. (“Clinical Data”) and Safari Acquisition Corporation (the “Transitory Sub”), a wholly-owned subsidiary of Clinical Data, entered into a First Amendment (the “First Amendment”) to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 20, 2005, by and among Genaissance, Clinical Data and the Transitory Sub.

The First Amendment amends and restates the terms of Clinical Data’s new series of preferred stock, $0.01 par value per share (the “Series A Preferred Stock”) to, among other things, (i) establish the total number of shares of Series A Preferred Stock to be designated for issuance to the Genaissance preferred stockholder in connection with the merger, (ii) limit the voting rights of the Series A Preferred Stock to one vote for each share of Series A Preferred Stock held (without regard to the number of shares of common stock into which each share of Series A Preferred Stock would then be convertible), and (iii) establish the original issue price and conversion price for the Series A Preferred Stock.

The First Amendment provides that the Merger Agreement shall remain in full force and effect pursuant to its terms, as amended by the First Amendment.

The foregoing description of the First Amendment is not complete and is qualified in its entirety by reference to the First Amendment, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.  The First Amendment has been included to provide information regarding its terms.  It is not intended to provide any other factual information about Genaissance.  Such information can be found elsewhere in this Form 8-K and in the other public filings Genaissance makes with the SEC, which are available without charge at www.sec.gov.

Item 9.01.  Financial Statements and Exhibits.

(c)           Exhibits.

See the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENAISSANCE PHARMACEUTICALS, INC.

Date: August 2, 2005	By:	/s/ Ben D. Kaplan
Ben D. Kaplan
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

2.1	First Amendment to Agreement and Plan of Merger, effective as of July 28, 2005.